Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES THIRD QUARTER 2011 RESULTS

Oklahoma City, Oklahoma (November 3, 2011) – Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced third quarter 2011 consolidated results from operations. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2011 were $6.9 million, with net income of $3.3 million. This compares to EBITDA and net income of $6.7 million and $79,000, respectively, during the prior year period. Distributable cash flow for the quarter ended September 30, 2011 was $6.4 million, or $0.4051 per unit (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Compressco Partners closed its initial public offering on June 20, 2011. Consolidated results reported in this release for the periods prior to the closing date of the Partnership’s initial public offering include the results of the Partnership’s predecessor entity. The Partnership’s predecessor entity consisted of Compressco, Inc. and its subsidiaries and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. conducting business in Latin America.

Consolidated revenues for the quarter ended September 30, 2011 were $24.6 million versus $20.1 million in third quarter 2010. Income before tax for the quarter ended September 30, 2011 was $3.8 million versus $0.2 million in the third quarter of 2010.

Results of operations for the third quarter of 2011 reflect increased compressor unit sales as well as improvement of service fleet utilization in both domestic and international markets. Although the Partnership expects to sell compressor units in its normal course of business, a significant portion of the compressor unit sales during the third quarter were for customized packages sold to specific customers pursuant to large and ongoing purchase programs. The number of compressor units providing services on customer sites increased as the Partnership utilized an average of 2,835 compressor units to provide services during the three months ended September 30, 2011 compared to an average of 2,737 compressor units utilized during the three months ended September 30, 2010. Cost of compression and other services as a percentage of revenue decreased primarily due to improved efficiencies, cost-reduction efforts and supply chain management, as well as increased international revenues. Despite these improvements, profitability was negatively impacted by increases in certain service expenses such as fuel, lubrication and parts repair costs along with public company start-up and consulting expenses related to the Partnership’s formation.

Unaudited financial data aggregating the first nine months of 2011, and financial data relating to net income is available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “Our first full quarter as a public company was highlighted by revenue growth in our strategic target areas of international expansion and unconventional resource applications, along with growth in our base production enhancement services business. There was a major initiative to refurbish and redeploy idle assets into our Latin American markets throughout the quarter that we believe will benefit us in the coming quarters. We also expect to see continued positive results from cost-reduction projects that we have implemented in the current reduced natural gas price environment.”

On October 21, 2011 Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2011 of $0.3875 per outstanding unit, payable on November 15, 2011 to unitholders of record as of the close of business on November 1, 2011. This distribution equates to a distribution of $1.55 per outstanding unit on an annualized basis.

Compressco Partners is a provider of wellhead compression-based production enhancement services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Compressco Partners has significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that Compressco Partners intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operations for 2011, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the registration statement filed by Compressco Partners with the U.S. Securities and Exchange Commission (SEC), which is available via the SEC’s web site at www.sec.gov. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The following financial data for the nine month period ended September 30, 2011 includes results of Compressco Partners and results of its predecessor for the period prior to June 20, 2011. The financial data for the three and nine month periods ended September 30, 2010 includes results of Compressco Partners’ predecessor.

Financial data (unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands)
Revenues
Compression and other services	$21,294	$19,199	$60,501	$57,672
Sales of compressors and parts	3,326	907	8,329	2,819
Total revenues	24,620	20,106	68,830	60,491

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	10,488	9,653	31,259	26,315
Cost of compressors and parts sales	2,512	512	6,037	1,697
Total cost of revenues	13,000	10,165	37,296	28,012

Selling, general and administrative expense	4,161	3,259	11,185	10,262
Depreciation and amortization	3,082	3,226	9,452	9,819
Interest (income) expense, net	(9)	3,267	5,102	9,829
Other (income) expense, net	598	9	814	87
Income before tax provision	3,788	180	4,981	2,482
Provision for income taxes	497	101	847	1,066
Net income	$3,291	$79	$4,134	$1,416

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA and distributable cash flow. EBITDA is used as a supplemental financial measure by the Partnership’s management to: assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner; evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis; measure operating performance and return on capital as compared to those of other companies in the production enhancement business; and, determine the Partnership’s ability to incur and service debt and fund capital expenditures. The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense and maintenance capital expenditures, plus the non-cash cost of compressors sold and equity compensation expense.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision making process.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

The following table reconciles net income to EBITDA for the three and nine month periods ended September 30, 2011 and September 30, 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands)
Net income	$3,291	$79	$4,134	$1,416
Provision for income taxes	497	101	847	1,066
Depreciation and amortization	3,082	3,226	9,452	9,819
Interest (income) expense	(9)	3,267	5,102	9,829
EBITDA	$6,861	$6,673	$19,535	$22,130

The following table reconciles net income to distributable cash flow for the three month period ended September 30, 2011:

Three Months Ended
September 30, 2011
(In Thousands)
Net income	$3,291
Provision for income taxes	497
Depreciation and amortization	3,082
Interest (income) expense	(9)
EBITDA	6,861
Less:
Current income tax expense	(691)
Maintenance capital expenditures	(353)
Plus:
Non-cash cost of compressors sold	367
Equity compensation	226
Interest income (expense)	9
Distributable cash flow	$6,419

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com